Exhibit 99.1

Aspen Technology Comments on Civil Complaint Filed by the Securities and Exchange Commission Against
Three Former Officers and the Criminal Complaint Filed by the U.S. Attorney Against One of them, David L. McQuillin

CAMBRIDGE, Mass. — January 8, 2007 — Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, has learned that the Securities and Exchange Commission (“SEC”) today filed a civil enforcement action in federal court alleging securities fraud and other violations against three former officers of the Company, David L. McQuillin, Lisa Zappala and Lawrence Evans, arising out of six transactions in 1999 through 2002 that were reflected in the Company’s originally filed financial statements, the accounting for which the Company restated in March 2005 following a self-initiated investigation by AspenTech’s audit committee.  Relatedly, the Company has been informed that the United States Attorney for the Southern District of New York today filed a criminal complaint against David L. McQuillin alleging criminal securities fraud violations arising out of two of those transactions.  As previously disclosed, the Company through its audit committee fully investigated the matter in 2004-2005, provided information to the United States Attorney and the SEC, and thereafter fully cooperated with them.  The SEC enforcement action and the U.S. Attorney’s criminal action announced today are not against the Company or any of its present officers or directors.  In March 2006, the Company settled class action litigation, including related derivative claims, concerning the restated financial statements that include the periods referenced in the SEC complaint and the criminal complaint.

The Company previously reported that those former officers and the Company had received Wells Notices of possible enforcement proceedings by the SEC. The Company is unable to state whether any enforcement or other action will be commenced against it and cannot give any assurance in that regard.  The Company continues to cooperate with the SEC and the United States Attorney.

About AspenTech

AspenTech is a recognized expert and leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE™ solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

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© 2007 Aspen Technology, Inc.  AspenTech®, aspenONE® and the Aspen leaf logo are registered trademarks of Aspen Technology, Inc.  All rights reserved.

Contact

MEDIA CONTACT:

Elisa Logan
Aspen Technology, Inc.
(617) 949-1398
elisa.logan@aspentech.com

INVESTOR CONTACT:

Kori Doherty
Integrated Corporate Relations
(617) 956-6730
kdoherty@icrinc.com